POWER OF ATTORNEY       Exhibit No. 24



         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints PHILIP H. GEIER, JR., EUGENE P. BEARD, JOSEPH STUDLEY and CHRISTOPHER RUDGE, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities, to sign the Report on Form 10-K for the year ended December 31, 1994, for The Interpublic Group of Companies, Inc., S.E.C. File No. 1-6686, and any and all amendments and supplements thereto and all other instruments necessary or desirable in connection therewith, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and the New York Stock Exchange, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requested and necessary to be done in and about the premises as fully to all intents and purposes as he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Dated:  March 21, 1995



    Philip H. Geier, Jr.                    J. Phillip Samper


    Eugene P. Beard                         Joseph J. Sisco



    Lynne V. Cheney                         Frank Stanton



    Frank B. Lowe                           Joseph Studley



    Leif H. Olsen                           Jacqueline G. Wexler


    Kenneth L. Robbins

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